UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2011

Acadia Healthcare Company, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35331	46-2492228
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

830 Crescent Centre Drive, Suite 610

Franklin, Tennessee 37067

(Address of Principal executive offices, including Zip Code)

615-861-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Underwriting Agreement

On December 15, 2011, Acadia Healthcare Company, Inc. (“Acadia”) entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies & Company, Inc. and Citigroup Global Markets Inc., as representatives of the underwriters, in connection with the offering of 8,333,333 shares of Acadia’s common stock (the “Offering”) at a public offering price of $7.50 per share. The Underwriting Agreement grants the underwriters a 30-day option to purchase an additional 1,249,999 shares of Acadia’s common stock from Acadia, which the underwriters exercised in full on December 16, 2011. The Underwriting Agreement contains customary representations, warranties and covenants and contains customary closing conditions. In the Underwriting Agreement, Acadia agreed to indemnify the underwriters against certain liabilities that could be incurred by them in connection with the Offering.

The closing of the sale of the shares contemplated by the Underwriting Agreement occurred on December 20, 2011. Acadia received approximately $67.6 million in net proceeds from the Offering, after deducting underwriting discounts and commissions and estimated expenses of the Offering. Acadia expects to use the net proceeds from the Offering principally to fund its acquisition strategy, and otherwise for general corporate purposes, which may include the repayment of debt.

The Offering was made pursuant to a prospectus dated December 15, 2011, filed as part of Acadia’s registration statement on Form S-1 (File No. 333-178179), as amended (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “SEC”) on November 23, 2011. The SEC declared the Registration Statement effective on December 14, 2011.

The foregoing summary of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement attached as Exhibit 1.1 hereto and incorporated by reference herein.

Third Amendment

On December 15, 2011, Acadia entered into a third amendment (the “Third Amendment”) to its senior secured credit facility (the “Senior Secured Credit Facility”). The Third Amendment allows any single affiliate of Acadia to hold up to 5% of Acadia’s 12.875% senior notes due 2018 (the “Senior Notes”) and all affiliates of Acadia to hold up to 15% of the Senior Notes at any time. In addition, the Third Amendment provides for the following, with the effectiveness of each of the below provisions conditioned on Acadia’s receipt of at least $59.3 million in net cash proceeds from the Offering.

•	Acadia is permitted to use up to $59.3 million of the net cash proceeds from the Offering to prepay a portion of the Senior Notes within 120 days of Acadia’s receipt of such net cash proceeds.

•

The Third Amendment also provides that if at least 80% of the aggregate cash and non-cash consideration for any Permitted Acquisition (as defined in the agreement governing the Senior Secured Credit Facility) is financed with the net cash proceeds from an Excluded Equity Issuance (as defined in the agreement governing the Senior Secured Credit Facility), then any indebtedness incurred or assumed in connection with such Permitted Acquisition will not be included in the $25 million annual debt incurrence cap with respect to Permitted Acquisitions.

•	The consolidated leverage ratio was amended such that it may not be greater than the amount set forth below as of the date opposite such ratio:

Fiscal Quarter Ending	Maximum Consolidated Leverage Ratio
June 30, 2011	4.25:1.0
September 30, 2011	6.25:1.0
December 31, 2011	6.00:1.0
March 31, 2012	5.75:1.0
June 30, 2012	5.75:1.0
September 30, 2012	5.75:1.0
December 31, 2012	5.25:1.0
March 31, 2013	5.25:1.0
June 30, 2013	5.25:1.0
September 30, 2013	5.25:1.0
December 31, 2013	4.75:1.0
March 31, 2014	4.75:1.0
June 30, 2014	4.75:1.0
September 30, 2014	4.75:1.0
December 31, 2014 and each fiscal quarter ending thereafter	4.00:1.0

The foregoing summary of the Third Amendment is qualified in its entirety by reference to the Third Amendment attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 8.01.	Other Events.

On December 15, 2011, Acadia issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 hereto, and is incorporated by reference herein.

On December 20, 2011, Acadia issued a press release announcing the closing of the Offering and the exercise of the over-allotment option by the underwriters. A copy of the press release is attached as Exhibit 99.2 hereto, and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated December 15, 2011, by and among Acadia Healthcare Company, Inc. and on behalf of the several underwriters named in Schedule A thereto, Jefferies & Company, Inc. and Citigroup Global Markets Inc.

10.1	Third Amendment to the Credit Agreement, dated December 15, 2011, by and among Bank of America, NA (Administrative Agent, Swing Line Lender and L/C Issuer), Acadia Healthcare Company, Inc. (f/k/a Acadia Healthcare Company, LLC), and the lenders listed on the signature pages thereto

99.l	Press Release of Acadia Healthcare Company, Inc., dated December 15, 2011

99.2	Press Release of Acadia Healthcare Company, Inc., dated December 20, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACADIA HEALTHCARE COMPANY, INC.

By:	/s/ CHRISTOPHER L. HOWARD
Christopher L. Howard
Executive Vice President, General Counsel

Date: December 20, 2011